Consent of Independent Public Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-8 and related prospectus) pertaining to the Furon Company 1995 Stock Incentive Plan of our report dated March 8, 1996, with respect to the consolidated financial statements and schedule of Furon Company included in its Annual Report (Form 10-K) for the year ended February 3, 1996, filed with the Securities and Exchange Commission.


__/s/ Ernst & Young LLP__
Ernst & Young LLP
Orange County, California
March 29, 1996